POST OFFICE BOX 202
WYOMING, NEW YORK 14591-0202

AREA CODE 585 TELEPHONE 495-6914
TELECOPIER (585) 495-6914

September 25, 2007

Mark Chalachan, C. P. A.
ARTHUR PLACE & COMPANY, P.C.
1218 Central Avenue
Albany, New York 12205

Dear Mr. Chalachan:

     Your firm previously represented Montana Acquisition Corporation, a Delaware corporation, as its principal certifying accountant.

     On or about October 14, 2007, we received a letter from your firm. Among other things, that letter indicated your firm resigned effective April 8, 2005 on the grounds that it did not want to stand for reelection.

     On September 11, 2007, we received a letter from the Securities and Exchange Commission. A copy of that letter is attached. In that letter, the Commission indicated that we did not provide adequate responses to the Commission's comments in its letter to us dated August 17, 2007.

     Montana discussed this matter with the Commission. In furtherance of those discussions, we have today filed a Second Amended Form 8-K Report. I am enclosing a copy of that report with this letter.

     Consequently, we are obligated to provide your firm with the opportunity to comment on our disclosures filed in that Second Amended Form 8-K report for the period ended April 8, 2005.

     Please indicate Montana's Commission file number on your firm's reply to the Commission. That file number is 333-46174. This will aid the Commission in cross-referencing your reply to them in a timely manner. Also, please mail a copy of your letter addressed to the Commission so that we may file it appropriately in a further amendment to our Form 8-K Report dated April 8, 2005.

Mark Chalachan, September 25, 2007, Page 1 of 2

     Once again, I appreciate your courtesy and timely attention to this matter. Of course, call me if you have any questions. My phone number is 585-495-6914.

Very truly yours,

MONTANA ACQUISITION CORPORATION

Randolph S. Hudson

Chairman of the Board

President

Chief Executive Officer

RSH:wes
Enclosures, two

Mark Chalachan, September 25, 2007, Page 2 of 2